UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

QUAKER CHEMICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

TIME:	10:00 A.M., local time, on Wednesday, May 11, 2005

PLACE:	Quaker Chemical Corporation One Quaker Park 901 Hector Street Conshohocken, Pennsylvania 19428

ITEMS OF BUSINESS:	• To elect three directors.

• To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors to examine and report on our financial statements for the year 2005.

• To transact any other business properly brought before the meeting.

WHO MAY VOTE:	You can vote at the meeting or any adjournment(s) of the meeting if you were a shareholder of record at the close of business on March 11, 2005.

ANNUAL REPORT:	Copies of our Summary Annual Report and our Annual Report on Form 10-K for the year ended December 31, 2004 are enclosed.

It is important that your shares be represented at the meeting. You are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, you are urged to complete, sign, date, and return the enclosed proxy in the envelope we have enclosed for your convenience; no postage is required if mailed in the United States.

By Order of the Board of Directors,

D. Jeffry Benoliel

Vice President, Secretary

and General Counsel

Conshohocken, Pennsylvania

March 31, 2005

QUAKER CHEMICAL CORPORATION

One Quaker Park, 901 Hector Street

Conshohocken, Pennsylvania 19428

PROXY STATEMENT

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at our 2005 Annual Meeting of Shareholders, and at any and all adjournments of the meeting, for the purpose of considering and acting upon the matters referred to in the accompanying Notice of Annual Meeting of Shareholders and which are discussed below. The Annual Meeting of Shareholders will be held at our headquarters located at One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania 19428, at 10:00 A.M., local time, on May 11, 2005. The terms “we,” “our,” “us,” and “Quaker,” as used in this proxy statement, refer to Quaker Chemical Corporation.

This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about April 4, 2005.

Information Concerning the Annual Meeting

What matters will be voted on at the meeting?

At the meeting, shareholders will vote on two matters:

•	Election of three nominees to serve on our Board of Directors; and

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year 2005.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•	FOR each of the three nominees named in this proxy statement; and

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year 2005.

Who is entitled to vote?

Shareholders of record as of the close of business on March 11, 2005, the record date for the meeting, are entitled to notice of and to vote at the meeting or any adjournments of the meeting.

How do I cast my vote?

There are two different ways you can cast your vote. You can cast your vote by:

•	marking, signing, and dating a proxy card and returning it in the envelope provided; or

•	attending the meeting and voting in person if you are the registered owner of your shares.

If I have given a proxy, how do I revoke that proxy?

Your presence at the meeting will not revoke any proxy you may have given. However, you may revoke your proxy at any time (to the extent it has not already been voted at the meeting), but a revocation will not be effective until it is received. Your proxy will be revoked (to the extent it has not already been voted at the meeting) if you:

•	give written notice of the revocation to Quaker’s Corporate Secretary, Mr. D. Jeffry Benoliel, at One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania 19428, or electronic notice to Mr. Benoliel at jeffry_benoliel@quakerchem.com;

•	submit a properly signed proxy with a later date; or

•	vote in person at the meeting (if your shares are registered in your name on Quaker’s books and not held through a broker, bank or other nominee).

How will my proxy be voted?

If your proxy in the accompanying form is properly executed, returned to and received by us prior to the meeting and is not revoked, it will be voted in accordance with your instructions. If you return your signed proxy but do not mark the boxes to show how you wish to vote on one or both of the proposals, the shares for which you have given your proxy will, in the absence of your instructions to the contrary, be voted “FOR” each of the nominees named in the proxy, and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year 2005.

Will my shares be voted if I do not provide my proxy?

Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm or nominee. Brokerage firms and nominees that are members of the New York Stock Exchange have the authority under the Exchange’s rules to vote their customers’ unvoted shares on certain “routine” matters if such customers have not furnished voting instructions within a specified period prior to the meeting. Under these rules, as currently in effect, the election of directors and ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year 2005 are considered to be “routine” matters. If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy or attend the meeting and vote the shares yourself.

What does it mean if I get more than one proxy card?

If you have your shares registered in multiple accounts with one or more brokers and/or our transfer agent, you will receive more than one card. Please complete and return each of the proxy cards you receive to ensure that all of your shares are voted.

How many votes are needed to elect directors?

The three nominees receiving the highest number of “FOR” votes will be elected as directors. This is referred to as a plurality.

What if a nominee is unwilling or unable to serve?

We do not expect that to occur. If it does, proxies will be voted for a substitute nominee designated by our Board of Directors.

How many votes are needed to ratify the selection of PricewaterhouseCoopers LLP to examine and report on our financial statements for the year 2005?

The proposal requires that the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal.

How will abstentions and broker non-votes affect the voting?

Abstentions and broker non-votes will have no effect on the outcome of the voting on either matter because they will not represent votes cast.

Are dissenters’ rights applicable to any of the matters to be voted on at the meeting?

No. Dissenters’ rights do not apply to either of the matters to be voted on at the meeting.

Who will count the vote?

The Judge of Election appointed at the meeting together with representatives of American Stock Transfer & Trust Company, our transfer agent, will tabulate the votes cast at the meeting.

How many shares can be voted at the meeting?

As of March 11, 2005, the record date for the meeting, 9,667,375 shares of Quaker common stock were issued and outstanding. Every holder of Quaker common stock is entitled to one vote or ten votes for each share held of record on the record date.

How many votes will I be entitled to cast at the meeting?

You will be entitled to cast one vote or ten votes for each share of common stock you held on March 11, 2005, the record date for the meeting, depending upon how long you had held the shares as of the record date. As more specifically provided in Article 5 of Quaker’s Articles of Incorporation, the number of votes you are entitled to cast at the meeting will be determined as follows:

Each share which, as of the record date, you had beneficially owned since March 1, 2002 will entitle you to ten votes.

Each share you acquired after March 1, 2002 will entitle you to one vote, with some exceptions. These exceptions are explained in Appendix A to this proxy statement.

We presume that shares you hold in “street” or “nominee” name, or that are held for your account by a broker, clearing agency, voting trustee, bank, trust company, or other nominee, were acquired by you after March 1, 2002 and, accordingly, entitle you to one vote for each of these shares. You may, however, rebut this “one-vote” presumption by presenting written evidence to us in accordance with the procedures described in Appendix A.

What is the total number of votes that may be cast at the meeting?

Based on the information available to us on March 11, 2005, the holders of 1,310,731 shares of Quaker common stock will be entitled to cast ten votes for each share held and the holders of 8,356,644 shares of Quaker common stock will be entitled to cast one vote for each share held, for a total of 21,463,954 votes. The number of shares that we have indicated are entitled to one vote includes those shares presumed to be entitled to only one vote. Because the holders of these shares may rebut this presumption, the total number of votes that may be cast at the meeting may increase to as many as 96,673,750.

Where can I find more information on the voting procedures for the meeting?

For additional information on our voting procedures, including the procedures for determining whether a share entitles its holder to one vote or ten votes, and how to rebut the “one-vote” presumption, please refer to Appendix A.

What is a “quorum?”

The presence of shareholders entitled to cast at least a majority of the votes entitled to be cast on a particular matter will constitute a “quorum” for the purpose of considering that matter. For purposes of determining the presence of a quorum, the votes of a shareholder will be counted if the shareholder is present in person or by proxy. Shares which are the subject of abstentions or broker non-votes will be counted for purposes of determining a quorum.

Who can attend the Annual Meeting?

All shareholders of Quaker who owned shares of record on March 11, 2005 can attend the meeting.

How will voting on any other business be conducted?

We do not know of any business to be considered at the meeting other than the proposals described in this proxy statement. However, if any other business is presented at the meeting, a proxy in the accompanying form will give authority to Robert P. Hauptfuhrer and Ronald J. Naples to vote on such matters at their discretion and they intend to do so in accordance with their best judgment.

Who will pay the cost of this proxy solicitation and how will the solicitation be conducted?

We will pay the expenses of soliciting proxies in the form included with this proxy statement, including the cost of preparing, assembling, and mailing material in connection with the solicitation. In addition to the use of the mail, our directors, executive officers, and employees may solicit proxies personally or by telephone, facsimile, electronic mail, and personal contact. We will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials and Quaker’s summary annual report and annual report on Form 10-K to any beneficial holder of Quaker common stock they hold of record.

Does the company utilize “householding” for mailing of its proxy materials?

The Securities and Exchange Commission permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce expenses for companies. While Quaker does not utilize householding, some intermediaries may be householding Quaker’s proxy materials and annual report. Once you have received notice from your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through an intermediary that sent a single proxy statement and annual report to multiple shareholders in your household, Quaker will promptly deliver a separate copy of each of these documents to you if you send a written request to Quaker Chemical Corporation, One Quaker Park, 901 Hector Street, Conshohocken, PA 19428, Attention: D. Jeffry Benoliel, Vice President, Secretary and General Counsel. If you hold your shares through an intermediary that is utilizing householding and you want to receive separate copies of Quaker’s annual report and proxy statement in the future, you should contact your bank, broker or other nominee record holder.

Item 1—Election of Directors and Nominee Biographies

What is the makeup of the Board of Directors?

The Quaker Articles of Incorporation provide that our Board of Directors is divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors. The shareholders elect the members of one of the three classes each year to serve for a term of three years. Directors elected to fill vacancies and newly created directorships serve for the balance of the term of the class to which they are elected. Presently, there are ten directors, including three Class I directors, four Class II directors, and three Class III directors. Mr. Peter A. Benoliel, a Class I director who has reached the mandatory retirement age for directors, is not eligible for reelection this year. On March 9, 2005, the Board of Directors voted to decrease the number of directors of the Company from ten to nine effective as of the meeting date. In order to apportion the number of directors in each of the classes so as to maintain the number of directors in each as equal as possible, as required under the Company’s Articles of Incorporation, Mr. Robert E. Chappell, currently a Class II director, has agreed to be nominated as a Class I director. Therefore, three Class I directors are to be elected at the meeting with each member to serve a three-year term expiring in 2008 or until his successor is duly elected and qualified. If Mr. Chappell is elected a Class I director at the meeting, he will immediately resign as a Class II director and will serve, with the other nominees elected, for a term of three years, and, if not elected, he will continue to serve as a Class II director for a term of one more year or, in either case, until his successor is duly elected and qualified. Accordingly, Mr. Chappell is listed below with the Class I directors even though he is currently a Class II director.

How many members of the Board are “independent” within the meaning of Section 303A.02 of the New York Stock Exchange (NYSE) Listed Company Manual and Quaker’s Corporate Governance Guidelines?

The Board has affirmatively determined that eight of our ten directors meet the “independence” requirements of the NYSE’s rules and Quaker’s Corporate Governance Guidelines. Standards by which director independence was determined are set forth in Paragraph 4 of Quaker’s Corporate Governance Guidelines, a copy of which is attached to this proxy statement as Appendix B. They are Joseph B. Anderson, Jr., Patricia C. Barron, Donald R. Caldwell, Robert E. Chappell, William R. Cook, Edwin J. Delattre, Robert P. Hauptfuhrer, and Robert H. Rock.

Who are the Directors that the Board has determined are not “independent” within the meaning of the above-referenced standards?

Ronald J. Naples and Peter A. Benoliel are not considered independent because Mr. Naples is an executive officer of Quaker and Peter A. Benoliel’s son, D. Jeffry Benoliel, is Vice President, Secretary and General Counsel of Quaker.

Are there any other family relationships within Quaker’s management?

There are no other family relationships between any of Quaker’s directors, executive officers or nominees for election as directors.

Are there any members of the class of directors to be elected at the meeting who are not standing for reelection?

Yes. Mr. Peter A. Benoliel, who has reached the mandatory retirement age for directors, is not eligible for reelection this year. The remaining two incumbent directors whose terms expire this year have been nominated for election to serve for an additional three-year term and have agreed to serve if elected. In addition, Mr. Robert E. Chappell, currently a Class II director has also been nominated to serve as a Class I director, as described above.

Who are the Board’s nominees this year?

Messrs. Robert E. Chappell, Ronald J. Naples, and Robert H. Rock are the Board’s nominees for election to the Board of Directors. Each nominee, if elected, would hold office until our 2008 annual meeting of shareholders and until his successor is elected and qualified.

What is the background of this year’s nominees?

Our nominees for election to the Board as Class I members are:

ROBERT E. CHAPPELL

Director since 1997

Age 60

•	Chairman and Chief Executive Officer of The Penn Mutual Life Insurance Company for more than five years.
•	Member of the Board of Directors:
•	Penn Series Funds (Chairman)

RONALD J. NAPLES

Director since 1988

Age 59

•	Quaker’s Chairman and Chief Executive Officer for more than five years.
•	Member of the Board of Directors:
•	Glatfelter

ROBERT H. ROCK

Director since 1996

Age 54

•	President of MLR Holdings, LLC, an investment company with holdings in the publishing and information business, for more than five years.
•	Member of the Board of Directors:
•	Advanta Corp.
•	Alberto-Culver Company
•	The Penn Mutual Life Insurance Company

The Board of Directors recommends that you vote “FOR” the election to our Board of Robert E. Chappell, Ronald J. Naples, and Robert H. Rock, the nominees listed above.

Biographies of Directors Not Standing for Election This Year

Our incumbent directors who were elected as Class II members of the Board in 2003 and whose terms expire in 2006 are:

DONALD R. CALDWELL

Director since 1997

Age 58

•	Chairman and Chief Executive Officer of Cross Atlantic Capital Partners, Inc., a venture capital fund with offices in the United States, Ireland, and England, for more than five years.
•	Member of the Board of Directors:
•	DiamondCluster International, Inc.
•	Kanbay International, Inc.
•	Voxware, Inc.

WILLIAM R. COOK

Director since 2000

Age 61

•	President and Chief Executive Officer of Severn Trent Services, Inc., a water purification products and laboratory and operating services company, from August 1999 until June 2002.
•	Member of the Board of Directors:
•	Teleflex Incorporated

ROBERT P. HAUPTFUHRER

Director since 1977

Age 73

•	Former Chairman of the Board and Chief Executive Officer of Oryx Energy Company.
•	Trustee of the 1838 Investment Advisors Funds.

Our incumbent directors who were elected as Class III members of the Board in 2004 and whose terms expire in 2007 are:

JOSEPH B. ANDERSON, JR.

Director since 1992

Age 62

•	Chairman and Chief Executive Officer of TAG Holdings LLC, a holding company, since October 2001.
•	Chairman and Chief Executive Officer of Great Lakes Assemblies, LLC, a tire and wheel assembly company, since January 2005.
•	Chairman and Chief Executive Officer of North American Assemblies, LLC, a tire and wheel assembly company, since December 2003.
•	Chairman and Chief Executive Officer of A&D Technologies, LLC, a manufacturer of temperature sensors servicing the automobile industry, since March 2003.
•	Chairman and Chief Executive Officer of Vibration Control Technologies, LLC, an automotive parts supplier and manufacturer, since January 2002.
•	Chairman and Chief Executive Officer of Chivas Industries LLC, an interior trim automotive supplier and manufacturer, from October 1994 to March 2002.
•	Member of the Board of Directors:
•	ArvinMeritor, Inc.
•	Sierra Pacific Resources

PATRICIA C. BARRON

Director since 1989

Age 62

•	Clinical Associate Professor and Senior Fellow at the Stern School of Business, New York University, from September 1999 until August 2003.
•	Member of the Board of Directors:
•	ARAMARK Corporation
•	Teleflex Incorporated
•	Ultralife Batteries Corporation
•	USAA

EDWIN J. DELATTRE

Director since 1984

Age 63

•	Dean Emeritus, School of Education, Boston University, since December 2002.
•	Resident Scholar, Center for School Improvement, School of Education, Boston University, since July 2001.
•	Professor of Philosophy, College of Arts and Sciences and Professor of Education, School of Education, Boston University, since 1993.
•	Dean, School of Education, Boston University, from 1992 to August 2001.
•	Resident Scholar in Applied Ethics, Boston University, since 1990.
•	President Emeritus, St. John’s College, Annapolis, Maryland and Santa Fe, New Mexico.

Compensation of Directors

Any director who is also an employee of Quaker is not separately compensated for his service as a director.

The annual retainer paid to each director who is not an employee of Quaker is $24,000. In addition, each independent director receives $1,250 for each Board and Board committee meeting he or she attends, and the Chairperson of each Board committee receives the following additional compensation each year: Executive Committee, $48,000; Audit Committee, $5,000; Compensation/Management Development Committee, $2,500; and Governance Committee, $2,500.

Effective with the 2004 annual meeting of shareholders, each director is required to beneficially own at least 7,500 shares of Quaker’s common stock. Until a director accumulates the required number of beneficially owned shares, 75% of the annual retainer is paid in shares of Quaker’s common stock and once the threshold is met, 35% of the retainer is paid in such shares. Directors who beneficially own the required number of shares of Quaker common stock may elect to receive payment of a larger percentage (up to 100%) of their annual retainer in shares of Quaker common stock.

Board Committees and Meeting Attendance

Our Board of Directors has four standing committees, including the Executive, Audit, Compensation/Management Development, and Governance Committees. Each member of the Audit, Compensation/Management Development, and Governance Committee is independent as independence is defined for members of the respective committee in the listing standards of the NYSE. The Board has affirmatively determined that all members of the Audit Committee, including its current Chairman, Robert P. Hauptfuhrer, meet the criteria for an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Board of Directors has adopted charters for each of these committees. A copy of the Audit Committee Charter is included as Appendix C to this proxy statement. Each committee reports its actions to the full Board at the Board’s next regular meeting. A description of the duties of each committee follows the table below. As of May 5, 2004, the date of the last annual meeting of shareholders, Messrs. Benoliel and Naples ceased being members of the Governance Committee.

Committee Membership and Meetings Held in 2004
Name	Executive		Audit		Compensation/ Management Development		Governance
Joseph B. Anderson, Jr.			X
Patricia C. Barron					X		X
Peter A. Benoliel	X	*					X	**
Donald R. Caldwell			X		X
Robert E. Chappell	X						X
William R. Cook			X		X
Edwin J. Delattre							X	*
Robert P. Hauptfuhrer	X		X	*
Ronald J. Naples	X						X	**
Robert H. Rock	X				X	*
Number of Meetings in 2004***	1		7		7		2

X	Member

*	Chairperson

**	Served as committee member until May 5, 2004.

***	The Board of Directors held six regular meetings and two special meetings in 2004. Each director attended, in person or by teleconference, at least 75% of the aggregate of all Board and all meetings of the committees on which he or she served during 2004.

Time is regularly scheduled for the non-management directors to meet as a separate group. The chairmanship of these meetings rotates among the non-management directors.

Quaker does not have a formal policy regarding attendance by members of the Board at its annual meeting of shareholders, but all directors are encouraged to attend. In 2004, nine of our ten directors attended the annual meeting of shareholders.

The Executive Committee:

•	Acts for the Board in situations requiring prompt action when a meeting of the full Board is not feasible.
•	Makes recommendations to the Board about external corporate development programs.
•	Establishes guidelines regarding our capital structure and deployment of our capital resources.

The Audit Committee:

•	Engages the independent auditor and approves all audit and non-audit fees.
•	Reviews and discusses with management and the independent auditor the annual and quarterly financial statements.
•	Discusses with management and the independent auditor any audit problems or difficulties and management’s response.
•	Reviews the internal audit plan and discusses with the internal auditor and the independent auditor their assessment of the effectiveness of Quaker’s internal controls.
•	Oversees the handling of matters relating to compliance with law and ethics, including adherence to the standards of business conduct and ethics required by Quaker’s policies.

The Compensation/Management Development Committee:

•	Reviews management’s compensation philosophies and policies.
•	Approves annual performance objectives for the CEO, evaluates the CEO’s performance against objectives and makes a recommendation to the Board regarding the CEO’s base salary.
•	For all other executive officers, reviews performance evaluations and approves annual salaries.
•	Approves annual incentive and long-term incentive award opportunities for all executive officers, including the CEO.
•	Administers Quaker’s Global Annual Incentive Plan and Long-Term Performance Incentive Plan.
•	Reviews and evaluates management development and succession planning and oversees these processes.

The Governance Committee:

•	Evaluates the size and composition of the Board and recommends changes.
•	Reviews and recommends nominees for election as Directors.
•	Develops and reviews annually Quaker’s corporate governance guidelines.
•	Conducts annual performance evaluation of the Board and ensures each Board committee conducts its own annual self-evaluation.

Each of the standing committees of the Board (other than the Executive Committee) operates under a charter. These charters, together with Quaker’s Corporate Governance Guidelines, are available on the Company’s Web site by accessing the Investors/Corporate Governance section at http://www.quakerchem.com.

Governance Committee Procedures for Selecting Director Nominees

In evaluating director nominees, the Governance Committee considers the appropriate size of Quaker’s Board of Directors and the needs of Quaker with respect to the particular talents, experience and capacities of its directors including industry, managerial or leadership experience; business acumen or particular expertise, strategic capability, independence of judgment; familiarity with corporate governance and the responsibilities of directors; standing and reputation as a person of integrity; and ability to work constructively with the CEO and the Board. The Governance Committee’s goal is to assemble a Board that brings to Quaker a variety of perspectives and skills derived from high-quality business and professional experience.

Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the Quaker Board, and other directors should not serve on more than four other boards of public companies in addition to the Quaker Board. The Governance Committee first evaluates for nomination current members of the Board willing to continue their service. Current members of the Board with skills and experience that are relevant and who are willing to continue to serve are considered for renomination balancing the value of continuity of service with that of obtaining a new perspective. If a current member does not want to stand for reelection, the Governance Committee decides not to recommend a current director for reelection or, if the Governance Committee recommends to expand the membership of the Board, it will identify the experience and personal capacities desired and will seek suggestions as to nominees from the current Board membership. In addition, and as has been done in the past, the Governance Committee may engage third parties to assist in the identification or evaluation of potential director nominees.

The Governance Committee will consider candidates recommended by the Company’s shareholders. Any shareholder who wishes to recommend to the Governance Committee a prospective nominee for election to the Board may write to D. Jeffry Benoliel, Vice President, Secretary and General Counsel, Quaker Chemical Corporation, One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania 19428. Any request for consideration at next year’s annual meeting must be submitted no later than December 5, 2005 and contain a statement of the proposed candidate’s business experience, business affiliations, and a confirmation of his or her willingness to be a nominee. No shareholder beneficially owning 5% or more of Quaker’s common stock recommended a director nominee for election at Quaker’s 2005 annual meeting of shareholders.

Shareholder Communications with the Board of Directors

Any shareholder may communicate with any of our directors, including non-management directors, by writing to them c/o D. Jeffry Benoliel, Vice President, Secretary and General Counsel, at the address listed above. All communications received will be forwarded to the Governance Committee and the addressee. The Board believes it is management’s role to speak for Quaker and, accordingly, any such communication received will be shared with the Chief Executive Officer and other executive officers, as appropriate. The Code of Conduct, Financial Code of Ethics, Corporate Governance Guidelines and Audit, Compensation/Management Development, and Governance Committee Charters have been posted on and are available free of charge by accessing the Investors/Corporate Governance section of our Web site at http://www.quakerchem.com or by written request addressed to Quaker Chemical Corporation, One Quaker Park, 901 Hector Street, Conshohocken, PA 19428, Attention: Irene M. Kisleiko, Assistant Secretary.

Item 2—Ratification of Selection of Independent Auditors

The Board of Directors has selected PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2005. There is no requirement that the Board’s selection of PricewaterhouseCoopers LLP be submitted to our shareholders for ratification or approval. The Board, however, believes that Quaker’s shareholders should be given an opportunity to express their views on the selection. While the Board is not bound by a vote against ratifying PricewaterhouseCoopers LLP, the Board may take a vote against PricewaterhouseCoopers LLP into consideration in future years when selecting our independent auditors. PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our financial statements since 1968.

We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the meeting and, if present, we will give them the opportunity to make a statement if they desire to do so. We also anticipate that the representatives will be available to respond to appropriate questions from shareholders.

Audit Fees

Audit fees billed to us by PricewaterhouseCoopers LLP for audit services rendered during the years ended December 31, 2003 and 2004 for the integrated audit of our financial statements and our internal controls over financial reporting included in our Annual Report on Form 10-K and the review of the financial statements included in our quarterly reports on Form 10-Q totaled $719,000 and $1,420,000, respectively.

Audit-Related Fees

Audit-related fees billed to us by PricewaterhouseCoopers LLP for audit-related services rendered, primarily related to foreign statutory audit requirements, during the years ended December 31, 2003 and 2004, totaled $143,000 and $62,000, respectively.

Tax Fees

Tax fees billed to us by PricewaterhouseCoopers LLP for tax services rendered, primarily related to tax compliance, during the years ended December 31, 2003 and 2004, totaled $189,000 and $202,000, respectively.

All Other Fees

Fees billed to us by PricewaterhouseCoopers LLP for all other services rendered during the years ended December 31, 2003 and 2004, totaled $0 and $6,000, respectively.

Pre-Approval Policy

The Audit Committee has adopted a policy governing the pre-approval of services provided by Quaker’s independent auditor. The policy expressly prohibits non-audit services for which engagement is not permitted by applicable law, including internal audit outsourcing and “expert services.” A list of prohibited and permitted services is set forth in the policy. Permitted services under the policy include audit and audit-related services, internal control-related consulting, tax-related services and consulting services not related to information systems design and implementation. Audit and audit-related services include, among other things, services related to securities filings, accounting and financial reporting consultations, statutory audits, acquisition and divestiture-related due diligence and benefit plan audits. Internal control-related consulting is limited to assessing and recommending improvements to Quaker’s internal control structure, procedures or policies. Tax-related services are limited to tax compliance and planning. All services provided by Quaker’s independent auditors must be pre-approved by the Audit Committee though the committee’s authority may be delegated to one or more of its members.

The Board of Directors recommends that you vote “FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2005.

Executive Compensation

Summary Compensation Table

This table shows, for each of our last three fiscal years, the cash and other compensation paid or accrued to our executive officers who are named in the table. In this proxy statement, we sometimes refer to this group of individuals as our “Named Executive Officers.”

Long-Term Compensation
		Annual Compensation (1)							Awards		Payouts
(a)	(b)	(c)		(d)				(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)		Annual Bonus ($) Cash Stock				Other Annual Compensation ($)	Restricted Stock Awards ($)(2)	Securities Underlying Options/ SARs (3)(#)	LTIP Payouts ($)	All Other Compensation ($)(4)
Ronald J. Naples Chairman of the Board and Chief Executive Officer	2004 2003 2002	565,628 539,583 500,000		86,250 0 260,160		935,550 418,200 0	(5) (5)	0 0 0	330,835 207,854 200,900	66,800 96,900 80,000	0 0 124,960	1,375 7,238 6,062
Joseph W. Bauer President and Chief Operating Officer	2004 2003 2002	339,253 323,208 305,000		22,836 0 106,140		0 0 0		0 0 0	106,805 70,630 71,320	21,600 32,900 28,000	0 0 59,304	5,866 6,745 5,883
Michael F. Barry Vice President and Global Industry Leader—Industrial Metalworking and Coatings	2004 2003 2002	251,858 231,042 216,000		15,331 0 62,640		0 0 0		0 0 0	42,071 30,270 32,144	8,525 14,100 13,000	0 0 36,560	4,976 5,387 5,121
Mark A. Harris Vice President and Global Industry Leader—Steel	2004 2003 2002	244,979 160,808 157,949	(6) (6) (6)	13,581 0 39,747	(6) (6)	0 0 0		0 0 0	42,071 30,270 32,144	8,525 14,100 13,000	0 0 27,400	0 0 0
Wilbert Platzer Vice President— Worldwide Operations	2004 2003 2002	238,103 160,240 157,392	(6) (6) (6)	11,958 0 48,702	(6) (6)	0 0 0		0 0 0	30,111 20,180 24,108	6,250 9,500 9,500	0 0 24,080	0 0 0

(1)	Certain of our Named Executive Officers received personal benefits not reflected in their salary, bonus or other annual compensation amounts (Columns (c), (d) and (e)). The dollar value of these personal benefits received by each of the Named Executive Officers did not, in any of our last three fiscal years, exceed $50,000 or 10% of the Named Executive Officer’s total of annual salary and bonus for that fiscal year.
(2)	Messrs. Naples, Bauer, Barry, Harris and Platzer each were granted target stock awards of 12,700, 4,100, 1,615, 1,615 and 1,185, respectively in 2004; 10,300, 3,500, 1,500, 1,500 and 1,000 shares, respectively, in 2003; and 10,000, 3,550, 1,600, 1,600 and 1,200 shares, respectively, in 2002. The number of shares each of the Named Executive Officers receives with respect to each target award is determined based upon performance and ranges from 0% to 200% of the performance target. At target, the CEO and the other Named Executive Officers will receive stock in the respective amounts stated above. The restricted stock awards (Column (f)) reflect the value of the target stock awards for Messrs. Naples, Bauer, Barry, Harris and Platzer at target based on $26.05 per share, $20.18 per share, and $20.09 per share, the average of the lowest and highest sale price for Quaker common stock on the New York Stock Exchange on April 15, 2004, March 19, 2003, and January 23, 2002, the respective dates the awards were granted.

(3)	Options to purchase shares of Quaker common stock. We have not granted any stock appreciation rights (“SARs”).
(4)	The amounts listed represent a matching contribution made by Quaker pursuant to its Retirement Savings Plan. Not included is any discount on any Quaker common stock purchased by officers pursuant to Quaker’s Employee Stock Purchase Plan.
(5)	For 2004 and 2003, includes the fair market value of 35,000 and 20,000 shares of restricted common stock, respectively, which vested under the terms of the 100,000 restricted stock award granted to Mr. Naples under the Company’s 2001 Global Annual Incentive Plan based on the last reported sale price for the common stock on the New York Stock Exchange on January 23, 2004 of $26.73 and January 23, 2003 of $20.91, the dates on which such shares vested. See Compensation of Chief Executive Officer on page 21.
(6)	Messrs. Harris’s and Platzer’s salary and bonus were paid in Euros. Salary and bonus for each year has been translated into U.S. dollars using the applicable exchange rates for the conversion of currencies into U.S. dollars on December 31 of the year for which the information is reported.

Option Grants in Last Fiscal Year

This table shows the number, value and expiration dates of the stock options we granted to our Named Executive Officers in 2004. We did not grant any SARs in 2004.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(2)	Expiration Date(3)	5%($)	10%($)
Ronald J. Naples	66,800	36.8	26.05	4/15/11	708,412	1,650,901
Joseph W. Bauer	21,600	11.9	26.05	4/15/11	229,067	533,824
Michael F. Barry	8,525	4.7	26.05	4/15/11	90,407	210,688
Mark A. Harris	8,525	4.7	26.05	4/15/11	90,407	210,688
Wilbert Platzer	6,250	3.4	26.05	4/15/11	66,281	154,463

(1)	The options granted to the Named Executive Officers during 2004 included incentive stock options and non-qualified stock options. Each of the options granted to Messrs. Naples, Bauer, Barry, Harris, and Platzer becomes exercisable as to 75% on April 15, 2005, as to 15% on April 15, 2006, and as to 10% on April 15, 2007.
(2)	The per share exercise price of each option is the fair market value of a share of Quaker common stock on the date the option was granted.
(3)	A Named Executive Officer’s options may terminate prior to their stated expiration date in certain instances relating to termination of his employment.
(4)	These amounts represent assumed rates of appreciation and are not intended to forecast future appreciation in the price of Quaker’s common stock. Actual gains, if any, on stock option exercises are dependent on the future performance of Quaker’s common stock. There can be no assurance that the amounts reflected in these columns will be achieved or, if achieved, that they will exist at the time of any option exercise.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

This table shows the number and value of stock options exercised during 2004, and the value of unexercised options as of the end of 2004, for each of our Named Executive Officers. No stock appreciation rights were exercised during 2004 or held as of December 31, 2004.

Name	Shares Acquired On Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year End(#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald J. Naples	0	0	589,150	135,250	4,303,152	320,777
Joseph W. Bauer	0	0	44,200	45,050	224,265	109,907
Michael F. Barry	0	0	44,800	18,825	286,123	48,291
Mark A. Harris	8,100	88,885	29,800	18,825	171,336	48,291
Wilbert Platzer	0	0	21,375	13,375	123,334	33,416

(1)	Represents, with respect to each share, the last sale price for Quaker’s common stock on the New York Stock Exchange on December 31, 2004, less the exercise price payable for the share. An option is “in-the-money” when the fair market value of the shares underlying the option exceeds the exercise price.

Long-Term Incentive Plan Awards in Last Fiscal Year

This table shows the number of performance incentive units awarded to our Named Executive Officers in 2004 as well as information regarding performance periods and estimated future payouts.

	Number of Shares, Units or Other Rights(#)(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plan
Name			Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)
Ronald J. Naples	289,000	2004 through 2006	14,450	289,000	578,000
Joseph W. Bauer	93,480	2004 through 2006	4,674	93,480	186,960
Michael F. Barry	36,900	2004 through 2006	1,845	36,900	73,800
Mark A. Harris	36,900	2004 through 2006	1,845	36,900	73,800
Wilbert Platzer	27,000	2004 through 2006	1,350	27,000	54,000

(1)	Performance incentive units. Stock awards were issued in tandem with the performance incentive units, and payment of the stock awards is contingent upon meeting the same performance targets established for the performance incentive units. (See Note 2 to the Summary Compensation Table.)
(2)	The value on maturation of a performance incentive unit is determined by performance over a time period as plotted on a grid defined by two separate and distinct axes; one axis sets forth relative average pre-tax return on assets, and one axis sets forth average earnings per share for the period January 1, 2004 through December 31, 2006, with an alternate target of total shareholder return if the other criteria are not met. A payout of $1.00 per unit will be made if performance reaches the target, and a payout of $2.00 per unit will be made if performance reaches the maximum of the measurement scale.

Employment Agreements

Ronald J. Naples

Mr. Naples is employed pursuant to an employment agreement which had an initial five-year term that ended on December 31, 2003. The employment agreement automatically renews for one-year renewal terms unless either Quaker or Mr. Naples gives 90 days’ prior notice of non-renewal. No such notice has been given by either party. In accordance with the terms of the employment agreement, our Board’s Compensation/Management Development Committee reviews and adjusts Mr. Naples’ annual base salary at the beginning of each year. His base salary for 2005 is $592,250. Mr. Naples is eligible to participate in our Global Annual Incentive Plan and Long-Term Performance Incentive Plan.

Mr. Naples’ employment agreement provides that upon the termination of his employment for reasons other than his death or disability or by us for “cause” or by Mr. Naples for other than “good reason” (each as defined in the employment agreement), we will pay Mr. Naples a termination benefit of three times the sum of his base salary and annual bonus. Further, if Mr. Naples resigns for any reason between 9 and 18 months following a “Significant Transaction,” (as defined in the employment agreement), we will pay Mr. Naples a termination benefit of three times the sum of his base salary and annual bonus. In addition, subject to certain conditions, if Mr. Naples’ employment is terminated, his right to exercise his stock options may be accelerated.

Under Mr. Naples’ prior employment agreement with us, we made loans to him in the aggregate principal amount of $828,570 to cover withholding and additional taxes on stock awards previously earned in 1995, 1997, and 1998. Each of these loans has either a 9 or 10-year term and bears interest ranging from 5.28% to 6.4%, depending on the date the loan was made. The aggregate principal balance owed by Mr. Naples as of December 31, 2004 under these loans was $828,570. Mr. Naples paid $46,546 during the year ended December 31, 2004, representing all of the interest accrued to that date on such indebtedness.

Other Executive Officers

Each of our other executive officers is employed pursuant to an employment agreement (and a separate change of control agreement) which provides for compensation and benefits. In accordance with the terms of the employment agreement, the salary is adjusted annually by the Compensation/Management Development Committee. Each executive officer participates in our Global Annual Incentive Plan and Long-Term Performance Incentive Plan at levels and subject to conditions determined by the Compensation/Management Development Committee. Each employment agreement is for a term of one year and is renewable automatically for successive one-year terms unless either the executive officer or Quaker gives notice of termination at least 90 days prior to the expiration of the then current term.

In addition to the terms common to their employment agreements explained above, the employment agreements of Messrs. Bauer, Barry, Harris, and Platzer have the following respective terms:

•	Mr. Bauer

•	is entitled to 24 months of salary and bonus if he is terminated other than for “cause” (as defined in his change of control agreement) within two years after a change in control;

•	is entitled to 12 months of salary if he is terminated by Quaker for any reason other than “cause” (as defined in his employment agreement) other than in the case of a termination within two years after a change in control.

•	Messrs. Barry, Harris, and Platzer

•	are entitled to 18 months of salary and bonus if terminated other than for “cause” (as defined in their respective change of control agreements) within two years after a change in control

•	are entitled to 12 months of salary if terminated by Quaker for any reason other than “cause” (as defined in their respective employment agreements) other than in the case of a termination within two years after a change in control.

Pension and Death Benefits

Nearly all of Quaker’s U.S. employees are covered by a noncontributory qualified defined benefit retirement plan. We cannot readily calculate the required contributions, payment or accrual for any individual employee covered by this plan. For the period through December 31, 2000, the annual pension benefit was determined based on a past service formula for service up to December 1, 1996 and a future service formula for service beginning December 1, 1996, as follows:

Past Service Formula—for services up to December 1, 1996:

1.1% of the employee’s Highest Average Earnings*

plus

.5% of the employee’s Highest Average Earnings over his or her Covered Compensation**

all multiplied by

the employee’s years of service up to December 1, 1996.

Future Service Formula—for services after December 1, 1996:

Until past and future service totals 35 years:

1.15% of the employee’s annual pay

plus

.6% of the employee’s annual pay over his or her Covered Compensation.

For service after December 1, 1996 beyond 35 years:

1.3% of the employee’s annual pay.

*	Highest Average Earnings means the average of the employee’s three highest consecutive years (before December 1, 1996) of pay, including overtime, shift differential, bonuses and commissions.
**	Covered Compensation, as defined by the plan, depends on the employee’s birth date and is determined from an IRS table which is updated each year.

As of January 1, 2001, a new formula was adopted. It is an accrual-based formula providing for annual credits of approximately 3% to 7% of an employee’s salary depending on age and service, with interest on the balance accruing based on the average rate of interest on 30-year treasury bonds. The pension benefit is now calculated based on the benefit accrued under the old formula as of December 31, 2000 and then under the new formulae commencing January 1, 2001.

Listed below for each Named Executive Officer is the estimated annual pension benefit payable by Quaker and the years of credited service under the plan. The estimate of the annual pension benefit for each Named Executive Officer represents the accrued benefit as of November 30, 2004 plus an estimate of the additional benefit that will accrue from December 1, 2004 to age 65, based upon W-2 or other information.

Estimated Annual Pension Benefit

Name	Estimated Annual Pension Benefit	Years of Credited Service as of 12/31/04
Ronald J. Naples	$ 19,800	8
Joseph W. Bauer	13,000	6
Michael F. Barry	42,600	5
Mark A. Harris	101,439(1)	8
Wilbert Platzer	171,390(1)	9

(1)	The pension benefits for Messrs. Harris and Platzer are provided by a policy funded through premiums paid to an insurance company. The premium for Mr. Harris is currently equal to 28.6% and for Mr. Platzer is equal to 25.98% of annual pensionable salary.

We also provide supplemental retirement income to some of our executive officers under our Supplemental Retirement Income Program. Executive officers elected to their position by the Board of Directors are eligible to receive benefits under the plan. Generally, an eligible officer who, as of age 65, has completed at least 30 years of employment with Quaker and/or its affiliates will qualify for the maximum benefit payable under the plan. An officer receiving the maximum benefit payable would receive annually from the date of the executive’s retirement until death, payments necessary to maintain the executive officer’s “net post-retirement income” at 80% of his “net pre-retirement income,” each as defined by the plan. For an officer who otherwise qualified to participate in the program but, as of age 65, has completed less than 30 years of employment (15 years in the case of Mr. Naples), the maximum benefit is reduced by 2% (2.667% in the case of Mr. Naples) for each full year of employment less than 30 (15 in the case of Mr. Naples). Under certain circumstances, Mr. Naples’ benefit commencement date may be reduced to age 60. The benefits payable under the supplemental income program depend on various post-retirement factors Quaker cannot presently determine (e.g., defined benefit pension calculation, number of years employed less than 30 (15 in the case of Mr. Naples), social security benefit at age 65, Federal, state, and local income taxes on pension and social security benefits). Therefore, it is impossible to determine in advance which officers might be eligible to receive payments under the program or the amount payable to any participant. Payments were made pursuant to the program during the year ended December 31, 2004 in the aggregate amount of $338,803.

Listed below for each Named Executive Officer is the estimated annual payment to be made under the supplemental income program assuming that (a) he retires at age 65; (b) his compensation (salary plus incentive) remains at its current level; (c) the estimated pension benefit is as set forth above; (d) social security benefits remain unchanged and at the current level; and (e) there is no change to the current Federal, state, and local income tax rates applicable to pension and social security benefits.

Estimated Annual Supplemental Income Payment

Name	Estimated Payment Under the Program
Ronald J. Naples	$396,300
Joseph W. Bauer	118,300
Michael F. Barry	94,300
Mark A. Harris	0(1)
Wilbert Platzer	0(1)

(1)	Messrs. Harris and Platzer do not participate in the Pension Plan and, therefore, are not eligible for payments under the program.

Some of our executive officers, including all of the Named Executive Officers, are entitled to a death benefit if employed by us at the time of death. The benefit, equal to the deceased officer’s then current annual salary plus $30,000, is payable in installments at various times over a 40-month period after death. Quaker does not currently provide for this contingent future liability.

Report of the Compensation/Management Development Committee on Executive Compensation

Introduction

The Compensation/Management Development Committee (the “Committee”) of the Board is comprised of four independent directors. The Committee is responsible for establishing and maintaining Quaker’s executive compensation and management development programs that have been designed to attract and retain performance-oriented key executives who are committed to the long-term success of Quaker and the enhancement of shareholder value.

The purpose of Quaker’s executive compensation program is to provide an opportunity for highly competitive levels of total compensation if merited by performance over time; to create a strong incentive to perform over a multiple-year period; to develop a tangible alignment between the interests of executives and those of shareholders; and to attract and retain talented executives. Accordingly, a considerable portion of an executive officer’s total compensation is incentive-based and tied directly to the achievement of pre-established financial goals that relate directly to the creation of shareholder value. By relating executive compensation to the results achieved, compensation is linked to the long-term interests of shareholders. The program has three components: a base salary; an annual incentive cash payment; and long-term compensation comprised of options, common stock, and cash payments.

Competitive Reward Systems

Quaker targets its executive officer base pay levels at the median of a broad cross section of both chemical and general industry companies, using a database available through a human resources consulting company. With respect to our executive officers who reside in other countries, the base pay is also evaluated against data from the regions where those officers are located. Quaker targets total compensation for executives so that in times of excellent performance it can be in excess of the 75th percentile of the comparative group. Because base salaries are targeted at the median, the compensation focus for executives is on the incentive components.

Compensation Components

Base salary is reviewed annually and increases are based primarily on performance against pre-established goals with major emphasis on the attainment of financial objectives and the extent of the individual’s penetration of his or her salary range. Increases in salary are determined by considering market data, responsibilities of the position, job performance, and Quaker’s overall financial results. In the case of some foreign-based executive officers, salary increases may be mandated by the laws in the particular country or region even when similar increases are not granted to officers residing in the United States.

The annual incentive compensation component is paid pursuant to the Quaker Global Annual Incentive Plan (the “Annual Incentive Plan”) usually in the form of cash and, in certain limited circumstances, in stock. The incentive is designed to be a short-term award for specific results and performance in a given year and to be competitive within the marketplace. Payment of the incentive opportunity is dependent on achieving a previously established consolidated corporate Profit-After-Tax (“PAT”) threshold level and the attainment of previously established individual business and personal goals. The individual component of the bonus is determined by an executive’s attainment of his business and personal goals and may be earned even if the PAT criteria is not attained. The Committee may recommend to the Board the payment of discretionary bonuses based on the Company’s relative financial performance to a designated peer group such as the S&P SmallCap 600 Materials Group.

At the beginning of the year, the Chief Executive Officer (“CEO”) recommends a threshold level of PAT performance and the establishment of bonus pools that build as the financial threshold is exceeded. The business unit and personal goals vary from year to year. The maximum financial bonus amount is determined by multiplying the base salary of the applicable position by a previously established incentive award percentage. The greater the weight of the position and resultant impact on profitability of Quaker, the greater the percentage. In the case of the CEO, the maximum financial award that might be paid is 140% of his salary. The applicable maximum percentage for our other executive officers is lower and can range from 45% to 60% of base salary. Depending upon the performance level achieved, the bonus amount can be as high as the maximum, or if performance is below the threshold level of financial performance and the executive’s business and personal goals are not achieved, no bonus may be paid.

In 2004, the PAT level was below the financial performance threshold and, accordingly, the CEO and other executive officers did not earn a bonus under the financial component of the Annual Incentive Plan. Bonuses were earned under the individual performance component of the Annual Incentive Plan in accordance with the attainment of business and personal goals.

The final component is compensation realized from Quaker’s Long-Term Performance Incentive Plan (“LTIP”) comprised of grants of incentive stock options, non-qualified stock options, Quaker’s common stock, and cash issued under the LTIP. Awards under the LTIP play an important role in Quaker’s executive compensation structure thereby making compensation more dependent upon the long-term performance of Quaker. With stock options, once exercisable, Quaker’s executive officers have the potential to benefit only if the stock price exceeds the fair market value of Quaker’s common stock at the date of the grant. The payment of the common stock and performance incentive cash awards is dependent upon meeting certain predetermined performance targets which, for the 2004-2006 performance period, relate to average earnings per share and relative average pre-tax return on assets, and may be adjusted based on relative total shareholder return. The Committee may recommend to the Board the payment of discretionary bonuses based on special circumstances. The purpose of issuing stock options, stock, and performance incentive cash awards is to motivate executive officers to take action to optimize Quaker’s long-term performance. The amounts of the awards are based on the relative position of each executive officer within the organizational structure of Quaker, past practice, and performance factors independent of the terms and amounts of awards previously granted.

Quaker’s practice is to grant stock options combined with Quaker’s common stock and performance incentive cash awards to executive officers every year for rolling three-year performance periods. On April 15, 2004, the Committee granted options, stock awards, and performance incentive cash awards for the 2004-2006 period to the CEO and all of the other Named Executive Officers.

For the 2002-2004 LTIP period, the Company’s performance in both average earnings per share and return on assets were not within the performance criteria incorporated in the plan. Under the 2002-2004 LTIP, both must be within the performance criteria to earn an award, so no long-term bonus was paid under the LTIP, nor was any discretionary bonus paid.

Consistent with its philosophy, Quaker encourages and in some cases requires its executives to hold Quaker stock. In 1999, the Committee established stock ownership guidelines for officers and key employees of Quaker. The guidelines for stock ownership range from stock worth 25% to 300% of base salary depending on job level. Penalties may be applied to those who do not meet the guidelines within four years of becoming covered by the guidelines.

Compensation of Chief Executive Officer

The compensation paid to Quaker’s CEO, Ronald J. Naples, for his services during the year 2004, consisted of a base salary, a personal component of the annual bonus, and the vesting of a portion of a restricted stock award pursuant to a 2001 grant under the Annual Incentive Plan. During the year 2004, under the LTIP, the Committee also awarded stock options, performance incentive units, and a restricted stock award to Mr. Naples that may be earned over the 2004-2006 performance period. The Committee believes that compensation earned by or awarded to Mr. Naples in the year 2004 was reasonable and appropriate. In determining Mr. Naples’ compensation for 2004, (i) the Committee first compared Mr. Naples’ total compensation and the individual components thereof (base salary, annual bonus, and long-term incentives) against the compensation (including components thereof) paid to other CEOs within industries against which all Quaker positions are compared; (ii) the Committee then set Mr. Naples’ base salary based on his performance in the prior year, and then set incentive opportunities with the goal of moving his total compensation between the 50th percentile and, in times of excellent performance, in excess of the 75th percentile of the comparative group; and (iii) amounts paid in annual and long-term incentive compensation were made dependent on meeting the same performance criteria applicable, as appropriate, to all other bonus participants.

Mr. Naples’ base salary was fixed at $575,000 in March 2004. For the year 2004, the Committee established a maximum annual bonus amount for Mr. Naples equal to 140% of his base salary for 2004, based on the Committee’s subjective evaluation of Mr. Naples’ position within Quaker and his potential impact on the profitability of Quaker. In 2004, the PAT level was below the financial performance criterion and, therefore, Mr. Naples did not earn a bonus under the financial component of the Annual Incentive Plan. He did earn a bonus based on the attainment of business and personal goals equal to 15% of his annual base salary.

In March 2001, the Committee approved a grant to Mr. Naples of 100,000 restricted shares of Quaker’s common stock under the Annual Incentive Plan. The shares were issued to Mr. Naples in April 2001. The award was made for the following reasons: to bring Mr. Naples’ total compensation closer to a competitive level consistent with the applicable comparable group; in recognition of Quaker’s excellent performance over the prior five years; and as a further inducement for Mr. Naples to continue as CEO of Quaker. When the award was initially granted, 40,000 shares were to vest following the Committee’s certification of the achievement of a 2001 earnings per share target established as of the date of grant with the balance to vest in installments of 20,000 shares on January 23, 2003, 2004, and 2005, subject to Mr. Naples’ continued employment with Quaker on such dates. During the fourth quarter of 2001, Mr. Naples made a request in response to the difficult financial conditions being experienced by Quaker that the Committee restructure the vesting schedule to reduce the number of shares that would otherwise vest in 2002 (assuming the previously established earnings per share target was met) from 40,000 shares to 10,000 shares with the balance to vest on January 23, 2003, 2004, and 2005, subject to Mr. Naples’ continued employment with Quaker on such dates in installments of 20,000, 35,000, and 35,000 shares, respectively. The first 10,000 shares vested as of January 23, 2002, the date the Committee certified that the pre-established earnings per share target was met, and another 20,000 shares and 35,000 shares vested on January 23, 2003 and January 23, 2004, respectively. Again, at Mr. Naples’ request, the Committee agreed to a new vesting schedule for 35,000 shares still owed under this award. The Committee agreed to have 15,000 shares vest on January 23, 2005 and 20,000 shares vest on January 23, 2006, subject to Mr. Naples’ continued employment with the Company.

For the 2002-2004 LTIP period, the Company’s performance in average earnings per share and return on assets were not within the performance criteria incorporated in the plan. Under the 2002-2004 LTIP, both must be within the performance criteria to earn an award, so no long-term bonus was paid to Mr. Naples for 2002-2004.

It is Quaker’s current practice under the LTIP to grant stock options combined with restricted stock awards and performance incentive cash awards to its executives, including the CEO, every year for a rolling three-year performance period. The purpose of issuing stock options, restricted stock awards, and performance incentive cash awards is to motivate long-term contributions to Quaker that will improve the long-term total return to shareholders. On April 15, 2004, Mr. Naples was granted, for the 2004-2006 performance period under Quaker’s 2001 LTIP, 66,800 stock options, of which 3,838 were incentive stock options and 62,962 were non-qualified stock options, 12,700 shares of restricted stock, and 289,000 performance units which will be payable in cash. Subject to Mr. Naples’ continued employment with Quaker, the options become exercisable as to 50,100 shares on April 15, 2005, as to 10,020 shares on April 15, 2006, and as to 6,680 shares on April 15, 2007. The potential benefit Mr. Naples can realize from his stock options is dependent on whether the price of Quaker’s common stock when the options are exercised exceeds the option exercise price of $26.05 per share, representing the fair market value of the common stock on the date the options were awarded. The payment of common stock and the performance incentive cash award is dependent upon Quaker’s meeting predetermined performance targets which, for the 2004-2006 performance period, relate to average earnings per share and relative average pre-tax return on assets, with an alternate target of total shareholder return if the other criteria are not met.

Deductibility of Compensation for Tax Purposes

Section 162(m) of the Internal Revenue Code (the “Code”), enacted in 1993, generally imposes a $1,000,000 limit on the amount of compensation deductible by Quaker in regard to compensation paid to its CEO and its other four most highly compensated executive officers. Although the reported compensation of the Company’s CEO for 2004 was in excess of $1,000,000, the $1,000,000 threshold for Section 162(m) purposes was not exceeded due to a variety of factors. Accordingly, all of the compensation paid in 2004 to Quaker’s CEO and the other four most highly compensated executive officers is expected to be fully deductible by Quaker for tax purposes. To the extent possible, the Committee intends to continue to structure the compensation of Quaker’s executives to permit the compensation paid to these individuals to be allowed as a deduction for Federal income tax purposes. But, the Committee may choose to provide compensation that is not deductible in order to retain or to secure the services of key executives when it determines that it is in Quaker’s best interest to do so.

Compensation/Management Development Committee

Robert H. Rock, Chairman

Patricia C. Barron

Donald R. Caldwell

William R. Cook

Compensation Committee Interlocks and Insider Participation

The individuals who served as members of the Compensation/Management Development Committee during the year ended December 31, 2004 are Robert H. Rock, Chairman, Patricia C. Barron, Donald R. Caldwell, and William R. Cook, each of whom is an “independent” director.

The Chief Executive Officer makes recommendations to the Compensation/Management Development Committee concerning the compensation of Quaker’s senior officers other than the Chief Executive Officer. These recommendations are acted upon by the Compensation/Management Development Committee, which has the ultimate authority for determining the compensation of all Quaker’s officers other than for the Chief Executive Officer.

Report of the Audit Committee

The Audit Committee of the Board oversees Quaker’s financial reporting process on behalf of the Board of Directors and acts pursuant to the Audit Committee Charter, a copy of which is attached as Appendix C. Our Board has appointed an Audit Committee of four members, each of whom the Board of Directors has affirmatively determined qualifies as an “independent” director under the current listing standards of the New York Stock Exchange and Quaker’s Corporate Governance Guidelines.

As stated in its Charter, the Audit Committee’s job is one of oversight. It is not the duty of the Audit Committee to prepare Quaker’s financial statements or plan or conduct audits to determine that Quaker’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or that Quaker’s internal controls over financial reporting are adequate. Financial management (including the internal auditing function) of Quaker is responsible for preparing the financial statements and maintaining internal controls and the independent auditor is responsible for the audit of the annual financial statements and the internal controls and rendering an opinion as to the foregoing. In carrying out its oversight responsibilities, the Audit Committee is not providing any special assurance as to Quaker’s financial statements or internal controls or any professional certification as to the outside auditor’s work.

The Audit Committee did review and discuss with management Quaker’s audited financial statements for the year ended December 31, 2004. The Audit Committee has discussed with PricewaterhouseCoopers LLP, Quaker’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the audit of Quaker’s financial statements. The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Board Standard No. 1, which relates to the accountant’s independence from Quaker and its related entities, and has discussed with PricewaterhouseCoopers LLP their independence from Quaker.

Based on the review and discussions referred to above, the Audit Committee recommended to Quaker’s Board of Directors that Quaker’s audited financial statements be included in Quaker’s Annual Report on Form 10-K for the year ended December 31, 2004.

Audit Committee

Robert P. Hauptfuhrer, Chairman

Joseph B. Anderson, Jr.

Donald R. Caldwell

William R. Cook

Comparative Stock Price Performance Graph

The following graph compares the cumulative total return (assuming reinvestment of dividends) from December 31, 1999 to December 31, 2004 for (i) Quaker’s common stock, (ii) the S&P SmallCap 600 Stock Index (the “SmallCap Index”), and (iii) the S&P Chemicals (Specialty) Index-SmallCap (the “Chemicals Index”). The graph assumes the investment of $100 on December 31, 1999 in each of Quaker’s common stock, the stocks comprising the SmallCap Index, and the stocks comprising the Chemicals Index.

COMPARISON OF CUMULATIVE FIVE-YEAR TOTAL RETURN

Stock Ownership of Certain Beneficial Owners and Management

Certain Beneficial Owners

The following table shows how much of Quaker’s common stock is beneficially owned by each person known to us to be the beneficial owner of more than 5% of Quaker’s common stock. This information is as of March 11, 2005, unless we have indicated otherwise. Each beneficial owner has sole voting and dispositive power for the shares listed, unless we have indicated otherwise.

Name and Address	Number of Shares Beneficially Owned		Approximate Percent of Class (1)	Number of Votes
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	1,200,700	(2)	12.4	1,200,700	(6)
Ronald J. Naples Quaker Chemical Corporation One Quaker Park 901 Hector Street Conshohocken, PA 19428	896,887	(3)	8.7	2,110,297
Investment Counselors of Maryland, LLC 803 Cathedral Street Baltimore, MD 21201-5297	507,400	(4)	5.2	507,400	(6)
Bernzott Capital Advisors 888 West Ventura Boulevard Suite B Camarillo, CA 93010-8383	490,740	(5)	5.1	490,740	(6)

(1)	Based upon 9,667,375 shares outstanding, adjusted to reflect options currently exercisable or exercisable within 60 days of the record date by the named person.
(2)	As reported in Schedule 13G/A filed February 2, 2005 by Royce & Associates, LLC with the Securities and Exchange Commission.
(3)	Includes (i) 683,475 shares subject to options that are currently exercisable or will become exercisable within 60 days of the record date; (ii) 2,186 shares held jointly by Mr. Naples and his spouse who share voting and dispositive power with respect thereto; and (iii) 1,000 shares held in a charitable private foundation of which Mr. Naples and his spouse are trustees and share voting and dispositive power with respect thereto.
(4)	As reported in Schedule 13G filed February 4, 2005 by Investment Counselors of Maryland, LLC with the Securities and Exchange Commission. The Schedule 13G discloses Investment Counselors of Maryland, LLC has sole voting power as to 425,400 shares, shared voting power as to 82,000 shares, and sole dispositive power as to 507,400 shares.
(5)	As reported in Schedule 13G filed February 9, 2005 by Bernzott Capital Advisors with the Securities and Exchange Commission. The Schedule 13G discloses Bernzott Capital Advisors has shared voting and shared dispositive power as to 490,740 shares.
(6)	These shares, which are held in street name, are presumed under Article 5 of the Company’s Articles of Incorporation to be entitled to one vote per share.

Management

The following table shows how much of Quaker’s common stock is beneficially owned by each of our directors, the executive officers named in the Summary Compensation Table on page 13, and by all of our directors and executive officers as a group. The information in the table is as of March 11, 2005. Each director and executive officer has sole voting and dispositive power over the common stock listed opposite his or her name, unless we have indicated otherwise.

Name	Aggregate Number of Shares Beneficially Owned	Approximate Percent of Class (1)	Number of Votes
Joseph B. Anderson, Jr.	6,077	*	51,077
Patricia C. Barron	13,286	*	126,371
Peter A. Benoliel	334,589	3.5	3,339,572
Donald R. Caldwell	1,766	*	10,712
Robert E. Chappell	7,096	*	49,756
William R. Cook	8,653	*	71,545
Edwin J. Delattre	6,271(2)	*	47,473
Robert P. Hauptfuhrer	18,500(3)	*	101,000
Ronald J. Naples	896,887(2)(4)	8.7	2,110,297
Robert H. Rock	6,433	*	49,093
Joseph W. Bauer	86,374(2)(4)	*	44,868
Michael F. Barry	62,389(2)(4)	*	39,259
Mark A. Harris	45,615(4)	*	6,092
Wilbert Platzer	33,389(4)	*	7,301
All directors and officers as a group (21 persons)	1,677,740(4)	15.8	6,515,601(5)

*	Less than 1%.
(1)	Based upon 9,667,375 shares outstanding, adjusted to reflect options currently exercisable or exercisable within 60 days of the record date by the named person or the group, as applicable.
(2)	Includes 6,271 shares in the case of Dr. Delattre held jointly with his spouse; 3,186 shares in the case of Mr. Naples of which 2,186 shares are held jointly by Mr. Naples and his spouse who share voting and dispositive power and 1,000 shares are held in a charitable private foundation of which Mr. Naples and his spouse are trustees and share voting and dispositive power; 2,791 shares in the case of Mr. Bauer held jointly with his spouse; and 3,871 shares in the case of Mr. Barry held jointly with his spouse.
(3)	Includes 7,500 shares held of record by Mr. Hauptfuhrer’s spouse as to which he disclaims beneficial ownership.
(4)	Includes the following respective numbers of shares subject to options that are currently exercisable or exercisable within 60 days of the record date: 683,475 shares in the case of Mr. Naples; 75,625 shares in the case of Mr. Bauer; 57,969 shares in the case of Mr. Barry; 44,248 shares in the case of Mr. Harris; 30,813 shares in the case of Mr. Platzer; and 957,005 shares in the case of all directors and officers as a group.
(5)	Represents 30.3% of all votes entitled to be cast at the meeting, based on information available on March 11, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on (i) our review of reports submitted to us during and with respect to the year ended December 31, 2004, filed with the Securities and Exchange Commission (the “SEC”) pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”), and (ii) written representations of Quaker’s directors and officers, Quaker believes that all reports required to be filed under Section 16(a) of the 1934 Act with respect to transactions in Quaker’s common stock through December 31, 2004 were filed on a timely basis.

General

Availability of Form 10-K and Annual Report to Shareholders

Rules of the SEC require us to provide our annual report to shareholders for fiscal year 2004 to each shareholder who receives this proxy statement. We provide a Summary Annual Report, as well as our Annual Report on Form 10-K for the fiscal year ended December 31, 2004. We will also provide copies of the same material to brokers, dealers, banks, voting trustees, and their nominees for the benefit of their beneficial owners of record. Additional copies of the Summary Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (not including documents incorporated by reference), are available without charge to shareholders upon written request to: Quaker Chemical Corporation, One Quaker Park, 901 Hector Street, Conshohocken, PA 19428, Attention: Irene M. Kisleiko, Assistant Secretary.

Shareholder Proposals

To be considered for inclusion in next year’s proxy statement, a shareholder proposal must be in writing and received by us no later than December 5, 2005. If a shareholder proposal to be considered at next year’s meeting, but not included in the proxy statement, is not received by us on or before February 18, 2006, the persons appointed as proxies may exercise their discretionary voting authority with respect to the proposal. All proposals should be submitted in writing to: Quaker Chemical Corporation, One Quaker Park, 901 Hector Street, Conshohocken, PA 19428, Attention: General Counsel.

A form proxy is enclosed for your use. Please complete, date, sign, and return the proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States. A prompt return of your proxy will be appreciated.

By Order of the Board of Directors,

D. Jeffry Benoliel

Vice President, Secretary

and General Counsel

Conshohocken, Pennsylvania

March 31, 2005

APPENDIX A

SHAREHOLDER VOTING ADMINISTRATIVE PROCEDURES

Voting Rights

At the Annual Meeting of Shareholders held May 6, 1987, shareholders approved an amendment to the Articles of Incorporation, pursuant to which the holders of the Company’s $1.00 par value Common Stock on May 7, 1987 (the “Effective Date”) became entitled to 10 votes per share of Common Stock with respect to such shares, and any shares of Common Stock acquired after the Effective Date, subject to certain exceptions, shall only be entitled to one vote per share until such shares have been owned beneficially for a period of at least 36 consecutive calendar months, dating from the first day of the first full calendar month on or after the date the holder acquires beneficial ownership of such shares (the “Holding Period”). Each change in beneficial ownership with respect to a particular share will begin a new “1 vote” Holding Period for such share. A change in beneficial ownership will occur whenever any change occurs in the person or group of persons having or sharing the voting and/or investment power with respect to such shares within the meaning of Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934. Under the amendment, a share of Common Stock held of record on a record date shall be presumed to be owned beneficially by the record holder and for the period shown by the shareholder records of the Company. A share of Common Stock held of record in “street” or “nominee” name by a broker, clearing agency, voting trustee, bank, trust company, or other nominee shall be presumed to have been held for a period of less than the required 36-month Holding Period. The foregoing presumptions are rebuttable upon presentation to the Company of satisfactory evidence to the contrary. Such evidence can include trade confirmations and account statements indicating ownership through the required Holding Period. Nevertheless, the Company, at its sole discretion, will determine the adequacy of the evidence presented. The amendment also provides that no change in beneficial ownership will be deemed to have occurred solely as a result of any of the following:

(1)	a transfer by any gift, devise, bequest, or otherwise through the laws of inheritance or descent;

(2)	a transfer by a trustee to a trust beneficiary under the terms of the trust;

(3)	the appointment of a successor trustee, guardian, or custodian with respect to a share; or

(4)	a transfer of record or a transfer of a beneficial interest in a share where the circumstances surrounding such transfer clearly demonstrate that no material change in beneficial ownership has occurred.

Maintaining Records

The Company’s registrar and transfer agent, American Stock Transfer & Trust Company, maintains the Company’s register of shareholders. A single register is maintained, but individual holdings are coded to indicate automatically the number of votes that each shareholder is entitled to cast. Internal mechanisms automatically convert the voting rights by a 10-to-1 ratio for those shareholders who have held their shares for the required Holding Period. Additionally, the register can be adjusted manually, in order to respond to shareholders whose shares were held in “street” or “nominee” name if shares acquired were held by the same party for the required Holding Period.

Proxy Administration

As indicated above, record ownership proxy administration is relatively simple. The transfer agent will mail proxy cards to all shareholders, and each proxy card will reflect the number of votes that the shareholder is entitled to cast, not the number of shares held. If shareholders have deposited shares with brokers, clearing agencies, voting trusts, banks, and other nominees, such shareholders will normally be entitled to one vote per share. If they can provide evidence that they have held their shares for the Holding Period, they can increase the number of votes that may be cast to 10 votes per share by proper notification to the Company. Equally, if a

A-1

shareholder believes that he or she is entitled to 10 votes per share by virtue of falling within one of the exceptions set forth above, that can be accomplished through proper notification to the Company. Acceptable substantiation will in most cases be a letter from the shareholder explaining the circumstances and stating why he or she feels that the common shares held by such shareholder are entitled to 10 votes per share, either because the shares have been held for the required Holding Period or because the shareholder falls within one of the exceptions set forth above. The Company reserves the right to change what it deems to be acceptable substantiation at any time if it appears from experience that the present definition is inadequate or is being abused, and further reserves the right at any time to require that a particular shareholder provide additional evidence that one of the exceptions is applicable.

Where evidence is presented that is satisfactory, the shareholder records will be manually adjusted as appropriate. The shareholder submitting the evidence will be advised as to any action taken or not taken, which will be posted by ordinary mail to the shareholder’s registered address.

Special proxy cards are not used, and no special or unusual procedures are required in order properly to execute and deliver the proxy card for tabulation by the transfer agent.

Summary

The procedures set forth above have been reviewed with representatives of various brokers and banks, as well as counsel to the Company. Those representatives have made helpful and valuable suggestions, which have been incorporated in the procedures.

The Company is confident that these procedures are efficient in addressing the complications of multi-vote casting and tabulating, but the Company is prepared to revise them if experience dictates the need for revision.

If a Shareholder has questions concerning the Shareholder Voting Administrative Procedures or would like to present evidence of ownership through the required 36-month Holding Period, please contact Irene M. Kisleiko, the Company’s Assistant Secretary, at (610) 832-4119.

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APPENDIX B

QUAKER CHEMICAL CORPORATION

CORPORATE GOVERNANCE GUIDELINES

The following guidelines, along with Quaker’s Articles of Incorporation, By-laws and Charters of the Board Committees, provide the governance framework in which Quaker’s Board of Directors carries out its fiduciary duties.

1.	The Board and Management. Quaker’s business is conducted by its associates, managers and officers, under the direction of the Chief Executive Officer (CEO) and the oversight of the Board, to enhance the long-term value of Quaker for its shareholders. The Board of Directors stands in a fiduciary relation to the corporation, and in discharging these fiduciary duties, Directors shall act in a manner that they reasonably believe to be in the best interests of the corporation, in particular, the interests of the shareholders. The Board may, in considering the best interests of the corporation, also take into account the effect of any action upon associates, suppliers, customers, the communities in which operations are established, and other pertinent factors.

2.	Functions of the Board. The Board of Directors meets not less than six times a year to review and discuss reports by management on the performance of the corporation, its plans and strategies, as well as immediate issues facing the corporation. Directors are expected to attend all scheduled Board and Committee meetings. In addition to its general oversight of management and of the conduct of the corporation’s business, the Board performs the following specific functions:

a.	considering, approving, and monitoring fundamental financial and business strategies and major corporate actions;

b.	selecting, evaluating, and determining the compensation of the CEO and overseeing the compensation of the other senior executives;

c.	planning for succession with respect to the position of CEO and monitoring management’s succession planning for other senior executives;

d.	assessing major risks facing the corporation and reviewing options for their mitigation and/or elimination; and

e.	working with senior management to ensure standards and procedures are in place for maintaining the integrity of the corporation, the accuracy of the corporation’s financial statements, and the compliance by the corporation with laws and the corporation’s Code of Business Conduct and Financial Code of Ethics.

The Board of Directors has delegated to the CEO, working with the other senior executives of Quaker and its affiliates, the authority for managing the business consistent with applicable policies, including the corporation’s Code of Business Conduct and Financial Code of Ethics, and any specific directives from the Board.

3.

Qualifications. Directors shall possess the highest personal and professional ethics and integrity, and, in performance of their duties as directors, shall represent the long-term interests of the shareholders. Directors are selected on the basis of experience and personal capacities, including industry, managerial or leadership experience; business acumen or particular expertise, strategic capability, independence of judgment; familiarity with corporate governance and the responsibilities of directors; standing and reputation as a person of integrity; and ability to work constructively with the CEO and the Board. Directors must devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the Board for an extended period of time. Directors are expected to inform the Chairman if there is any significant change in their personal circumstances, including a change in their principal job responsibilities. Directors are expected to attend meetings of the Board and Committees of the Board on which they serve, except for good reason, and be prepared.

Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the Quaker Board, and other Directors should not serve on more than four other boards of public companies in addition to the Quaker Board. The Board does not believe that arbitrary term limits on Directors’ service are appropriate nor does it believe that Directors should expect to be renominated annually until they reach the mandatory retirement age. The Board self-evaluation process noted below will be an important determinant for Board tenure. No individuals will be nominated for election to the Board after their 72nd birthday.

4.	Independence of Directors. A majority of the Directors shall be affirmatively determined by the Board to have no material relationship with Quaker, either directly or as a partner, shareholder or officer of an organization that has a relationship with Quaker based on the guidelines set forth below. Not more than three individuals who fail to be determined to be independent Directors shall serve on the Board at any one time, provided, however, that this limitation on the number of non-independent directors shall not require a Director to resign or retire from the Board prior to the expiration of a term to which he or she was duly elected by the shareholders so long as the Board then has a majority of independent Directors. (Currently, 8 of 10 Directors serving on the Board are independent per the guidelines set forth below.)

The Board has established the following guidelines for determining Director independence:

a.	A Director will not be independent if, within the preceding three years: (i) the Director was employed by Quaker; (ii) an immediate family member of the Director was employed by Quaker as an executive officer; (iii) the Director was employed by, or affiliated with, Quaker’s present or former internal or external auditor; (iv) an immediate family member of the Director was employed in a professional capacity by, or affiliated with, Quaker’s present or former internal or external auditor; or (v) the Director, or an immediate family member of the Director, is employed as an executive officer of a company where a Quaker executive officer serves on that company’s compensation committee.

b.	A Director will not be independent if, within the preceding three years: (i) a company that employs the Director as an executive officer or employee of, or an immediate family member of the Director is an executive officer of, made payments to, or received payments from, Quaker for goods and services in any year in an amount which exceeds the greater of $1,000,000 or 2% of the consolidated gross revenues of such company; or (ii) a Director or an immediate family member of the Director receives compensation from Quaker in excess of $100,000 (other than compensation for services on the Board and Committees of the Board).

c.	The following commercial or charitable relationships will not be considered to be material relationships that would preclude the Board from making an affirmative determination that an individual Director is independent: (i) if a Director is an executive officer of another company which is indebted to Quaker, or to which Quaker is indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the company where the Director serves as an executive officer; and (ii) if a Director serves as an officer, director or trustee of a charitable organization, and Quaker’s discretionary charitable contributions to the charitable organization are less than the greater of $250,000 or 2% of that organization’s total annual gross revenues. (Amounts contributed by Quaker pursuant to its automatic matching of employee charitable contributions will not be included in the amount of Quaker’s contributions for purposes of applying this guideline.)

d.

The Board will annually review all commercial and charitable relationships of Directors. To facilitate this review, each non-employee Director will annually provide information regarding the Director’s business and other relationships with Quaker, its affiliates and senior management to enable the Board to evaluate the Director’s independence. This determination will be disclosed in the proxy statement for Quaker’s annual meeting of shareholders.

e.	For relationships not covered by the guidelines in subsections (a), (b) and (c) above, the determination of whether the relationship is material or not, and, therefore, whether the Director would be independent or not, shall be made by the Directors who satisfy the independence guidelines set forth above and are not parties to such relationship.

5.	Size of Board and Selection Process. The Board (currently 10 members) is divided into three classes, which are as equal as possible in size. One class of Directors is elected each year by the shareholders at the annual meeting of shareholders. Each member of the Board is elected for a term of three years. This staggered election of Directors helps maintain continuity and provides stability to the work of the Board. It ensures that at least a majority of Directors at all times will have an in-depth knowledge of the corporation. The Board believes that the classified Board format assists its role in strategic planning, which is critical to the future success of the corporation. The Board proposes a slate of nominees to the shareholders for election to the Board. Shareholders may propose nominees for consideration by the Governance Committee by submitting the names and supporting information according to the deadlines set forth in the corporation’s proxy statement for its most recent annual meeting to: Secretary, Quaker Chemical Corporation, One Quaker Park, 901 Hector Street, Conshohocken, PA 19428. Between annual shareholder meetings, the Board may elect Directors to serve until the next annual meeting.

6.	Board Meeting Agendas. The Chairman establishes the agenda for each Board meeting, and any Director may request items to be included on the agenda. Ample time is scheduled for each Board meeting to assure full discussion of important matters whether included on the agenda or not. Agendas always include financial and operating reports in addition to other reports, such as business unit and subject matter presentations, that could enhance a Director’s perspective and knowledge on various matters. Agenda and meeting materials are distributed in advance of Board and Committee meetings, and each Director has a duty to review the materials prior to the meeting.

7.	Board Committees. The Board has established the following Committees to assist the Board in discharging its responsibilities: (i) Audit; (ii) Compensation/Management Development; (iii) Governance; and (iv) Executive. All members of the Committees of the Board serve at the pleasure of the Board. The current charters of these Committees (other than the Executive Committee) are published on Quaker’s Web site and will be mailed to shareholders upon written request. The Committee Chairs report the highlights of their meetings to the full Board following each meeting of the respective Committee.

8.	Independence of Committee Members. Current membership of the Audit, Compensation/Management Development and Governance Committees satisfies the independence requirements discussed in Section 4 above. Members of the Audit Committee are also required to satisfy additional NYSE independence requirements. Specifically, they or their firm may not directly or indirectly receive any compensation from the corporation other than their Directors’ compensation for services as a consultant or a legal or financial advisor. As a matter of policy, the Board will also apply this additional requirement to members of the Compensation/Management Development Committee and to members of the Governance Committee.

9.	Executive Sessions of Non-Management Directors. Time will be regularly scheduled for the non-management Directors to meet as a group. The chairmanship of these meetings will rotate among the non-management Directors.

10.	Board and Committee Evaluations. The Board and each of the Committees shall perform annual self-evaluations. The Governance Committee will develop and conduct the Board evaluation and will ensure that each Committee of the Board conducts its own self-evaluation.

11.

Ethics and Conflicts of Interest. The Board expects Quaker Directors, as well as officers and associates, to act ethically at all times and to affirm their adherence to the policies composing Quaker’s Code of Business

Conduct and Financial Code of Ethics including, without limitation, a prohibition on trading on inside information. The Board must approve any waiver of the code for senior executives or Directors, and any such waiver must be promptly disclosed to shareholders in accordance with relevant laws and NYSE listing rules. If an actual or potential conflict of interest arises for a Director, the Director will promptly inform the Chairman of the Board who will bring the matter to the attention of the Board. If a significant conflict exists and cannot be resolved, the Director is expected to resign. Each Director will recuse himself or herself from any discussion or decision affecting his or her personal, business or professional interests. The Board shall resolve any ethical or conflict of interest issue involving the CEO, and the CEO shall resolve any ethical or conflict of interest issue involving any other officer of the corporation and inform the Board of his action.

12.	Compensation of Board. The Governance Committee has the responsibility for recommending to the Board compensation and benefits for non-employee Directors. In discharging this duty, the Governance Committee is guided by three goals: compensation should fairly pay Directors for work required in a company of Quaker’s size and scope; compensation should align Directors’ interests with the long-term interests of shareholders; and the structure of the compensation should be simple, transparent and easy to understand. Employee Directors shall receive no Director compensation.

13.	Director Stock Ownership. The Board believes that, in order to align the interests of the Directors and shareholders, Directors should have a significant financial stake in the corporation. Each non-employee Director is expected to accumulate and maintain ownership of at least 7,500 shares of Quaker Common Stock. Non-employee Directors always receive a portion of their yearly Board retainer in the corporation’s Common Stock, the amount of which is dependent upon whether the applicable ownership requirement has been met prior to the payment date applicable to the retainer date. Non-employee Directors may increase the stock portion of the retainer in excess of the amount otherwise required. Employee Directors must comply with stock ownership guidelines set by the Compensation/Management Development Committee.

14.	Board Interaction with Institutional Investors, Analysts, Press and Customers. The Board believes that management should speak for the corporation. Accordingly, each Director will refer all inquiries from institutional investors, analysts, the press or customers to the CEO.

15.	Succession Plan. The Board shall plan for the succession of the CEO. To assist the Board, the CEO will present an annual succession planning summary to the Board and will advise the Board of his recommendations and evaluations of potential successors. The Governance Committee will assure assessment and feedback by the Board of Directors to the CEO on the strategic leadership, development, and internal and external representation of the corporation.

16.	Annual Compensation Review of Senior Management. The Compensation/Management Development Committee shall review and approve annual performance objectives for the CEO, evaluate the CEO’s performance against these objectives, and make recommendations to the Board of Directors for the CEO’s annual salary based on this evaluation. The Committee shall also annually review performance and approve annual salaries for the other executive officers as proposed by the CEO. The Committee reviews for all senior executive officers the determination of annual and long-term incentive awards earned in accordance with Quaker’s employee benefit plans and reports to the Board for endorsement.

17.	Access to Senior Management. The Board believes that the primary and most constructive interaction with management is through the normal process of scheduled Board and Committee meetings, whether they be on regular business or special matters, at which any discussions can best be informed by the collective and varied knowledge and experience of Directors and management. The Board also recognizes, however, that matters of integrity and corporate conduct, were they to arise, may call for direct access to senior management. As is judicious under these circumstances, independent Directors are free to contact executive officers and other senior managers of the corporation without senior corporate management present.

18.	Access to Independent Advisors. The Board and its Committees shall have the right at any time to retain independent outside financial, legal or other advisors.

19.	Director Orientation. The corporation’s General Counsel and the Chief Financial Officer are responsible for providing an orientation for new Directors, and for periodically providing materials or briefing sessions for all Directors on subjects that would assist them in discharging their duties. Each new Director shall, within six months of election to the Board, spend a day at corporate headquarters for a personal briefing by senior management on the corporation’s strategic plans, its financial statements, and its key policies and practices.

20.	Shareholder Communications with the Board of Directors. Any shareholder may communicate with any of our Directors, including non-management Directors, by writing to them c/o D. Jeffry Benoliel, Vice President, Secretary and General Counsel, One Quaker Park, 901 Hector Street, Conshohocken, PA 19428-0809. All communications received will be forwarded to the Governance Committee for proper disposition. The Board does believe it is management’s role to speak for Quaker and, accordingly, any such communication received will be shared with the CEO and other executive officers, as appropriate.

21.	Web Site. These guidelines shall be posted on Quaker’s Web site, and Quaker’s annual report on Form 10-K shall state that copies of these guidelines and the aforementioned charters are available on Quaker’s Web site or in writing and that copies of the same are available to any shareholder who requests them.

APPENDIX C

QUAKER CHEMICAL CORPORATION

CHARTER OF THE AUDIT COMMITTEE

OF THE

BOARD OF DIRECTORS

This Charter has been adopted by the Board of Directors (the “Board”) of Quaker Chemical Corporation (the “Company”) to govern its Audit Committee (the “Committee”), which shall have the authority, responsibilities, and specific powers described below.

Purpose

The Committee shall provide assistance to the Directors in fulfilling their responsibility to the shareholders relating to (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualifications and independence of the Company’s independent auditors, and (4) the performance of the Company’s internal audit function and independent auditors. In addition, the Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

Committee Membership

The Committee shall consist of the number of members fixed from time to time by the Board, but shall at all times consist of no fewer than three members. The Committee and its Chairperson shall be appointed by the Board on the recommendation of the Chairman of the Board and the Governance Committee. Each member of the Committee shall be a member of the Board who meets the independence and experience requirements of the New York Stock Exchange and, as applicable, the SEC. All members of the Committee shall have a general understanding of basic finance and accounting practices. The Board will also determine if any member is a “financial expert” as defined by the SEC. Any Committee member may be removed by the Board.

Committee Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

(1) To retain and terminate the Company’s independent auditors and approve, in advance, all audit engagement fees and terms and all non-audit engagements with the independent auditors. The Committee shall consult with Management but shall not delegate this authority since the independent auditor is ultimately accountable to the Committee.

(2) To obtain and review, at least annually, a report by the Company’s independent auditors describing the following: (i) the auditor’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, by the firm; and (iii) in order to assess the auditor’s independence, all relationships between the independent auditors and the Company.

(3) To discuss with Management and the independent auditors, the Company’s drafts of the annual audited financial statements and quarterly financial statements and related financial disclosure, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”); and discuss with Management earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

(4) To discuss with Management and the independent auditors, as appropriate, any audit problems or difficulties and Management’s response, and the Company’s risk assessment and risk management policies, including the Company’s material financial and litigation risk exposure and steps taken by Management to monitor and mitigate such exposure.

(5) To review the Company’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application, and the key accounting decisions affecting the Company’s financial statements, including alternatives to, and the rationale for, the decisions made.

(6) To review and discuss, at least annually, (i) with the Company’s internal auditor, his audit plans and assessments of the effectiveness of the Company’s internal control structure and procedures for financial reporting including: (a) all significant deficiencies or material weaknesses in the design or operation of internal controls; (b) any fraud, whether or not material, that involves Management or other employees having a significant role in the internal controls; and (c) all significant changes to internal controls, including corrective actions, since the last report to the Committee and (ii) with the independent auditor its report on Management’s assessment of the effectiveness of the Company’s internal control structure and procedures.

(7) To prepare and publish an annual Committee report in the Company’s proxy statement.

(8) To set policies for the hiring of employees or former employees of the Company’s independent auditors.

(9) To review and recommend to the Board investment guidelines for assets held under the Company’s Pension Plan and to review at least annually the financial performance of the Pension Plan fund managers.

(10) To review and investigate any matters pertaining to the integrity of Management, including conflicts of interest, or adherence to standards of business conduct as required in the policies of the Company. This should include the establishment of procedures for receipt, retention, and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters (including confidential, anonymous submission by employees regarding questionable accounting or auditing matters), regular reviews of the compliance processes (including the reporting processes). In connection with these reviews, the Committee may meet, as it deems appropriate, with the General Counsel and other Company officers and employees.

The Committee shall meet as often as it determines, but not less frequently than quarterly, and shall make reports of those meetings to the Board.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain outside legal, accounting, or other consultants to advise the Committee and shall, as appropriate, obtain advice and assistance from such advisors. The Company shall provide appropriate funding to the Committee, as determined by the Committee, for payment of (1) compensation to the independent auditors for services approved by the Committee, (2) compensation to any outside advisers retained by the Committee, and (3) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee may request any officer or associate of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Committee shall also meet with Management, the internal auditors, and the independent auditors in separate executive sessions at least once annually.

The Committee shall review and reassess the adequacy of this Charter annually and, upon the completion of each such review, shall recommend any proposed changes to the Board for approval.

The Committee shall annually evaluate its own performance and report to the Governance Committee the conclusions of the Committee resulting from such review.

Limitation of the Committee’s Role

The Audit Committee’s job is one of oversight, and it recognizes that the Company’s Management is responsible for preparing the Company’s financial statements and that the outside auditors are responsible for auditing those financial statements. The Audit Committee recognizes that the Company’s Management (including the internal auditing staff) and the outside auditors have more time, knowledge, and detailed information on the Company’s financial statements than do the Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any additional or special assurance as to the Company’s financial statements or any professional certification as to the outside auditor’s work.

Web Site

This Charter shall be posted on the Company’s Web site, and Quaker’s annual report on Form 10-K shall state that a copy of this Charter is available on Quaker’s Web site or in writing and that a copy of the same is also available to any shareholder who requests it.

QUAKER CHEMICAL CORPORATION

One Quaker Park, 901 Hector Street, Conshohocken, PA    19428

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert P. Hauptfuhrer and Ronald J. Naples, and each of them, proxies of the undersigned, to attend the Annual Meeting of Shareholders of Quaker Chemical Corporation, a Pennsylvania corporation (the “Company”), to be held at the Company’s headquarters located at One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania, on May 11, 2005, at 10:00 A.M., or any adjournment thereof, and with all powers the undersigned would possess if present, to vote:

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

QUAKER CHEMICAL CORPORATION

May 11, 2005

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of Directors:

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR

ALL

EXCEPT

(See instructions below)

NOMINEES:

Robert E. Chappell

Ronald J. Naples

Robert H. Rock

FOR

AGAINST

ABSTAIN

2. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2005.

3. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF FOR WHICH NOTICE HAS NOT BEEN RECEIVED BY COMPANY ON OR BEFORE FEBRUARY 15, 2005.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”

and fill in the circle next to each nominee you wish to withhold, as shown here: Š

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

The undersigned hereby also acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement with respect to said Meeting, the Company’s Summary Annual Report, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

March 2005

Dear Quaker Shareholder:

Your enclosed proxy card shows the number of votes you are entitled to cast not the number of shares that you own.

This reflects the action taken at the Annual Meeting of Shareholders on May 6, 1987 when shareholders approved an amendment to the Articles of Incorporation by which holders of Common Stock became entitled to 10 votes per share of Common Stock for shares which were held on that date. The amended Articles also provide that with respect to shares acquired after May 6, 1987, all shares are entitled to one vote per share until such shares are held for 36 consecutive months. After 36 months, each share is entitled to 10 votes.

There are some exceptions to the above and those exceptions are listed in Appendix A “Shareholder Voting Administrative Procedures” to the enclosed Proxy Statement.

Because we have no means of tracking ownership of shares held in “street” or “nominee” name, such shares are presumed to have been held for a period of less than 36 consecutive months.

Please review the number of votes that are listed on the proxy card. For all shares purchased by you before March 1, 2002 (36 months before the record date), you are entitled to 10 votes per share. For all shares purchased by you after March 1, 2002, you are entitled to one vote per share.

If you feel that the votes listed do not accurately reflect the number of votes you are entitled to cast, Appendix A to the enclosed Proxy Statement outlines procedures by which you may seek change. If you have any questions, please call Irene M. Kisleiko, Assistant Corporate Secretary, at 610-832-4119.

To allow sufficient time to research your questions or act on your requests, please call Ms. Kisleiko at Quaker Chemical as soon as possible.

Thank you.

Quaker Chemical Corporation

One Quaker Park, 901 Hector Street, Conshohocken, PA 19428-0809 USA www.quakerchem.com

T  610.832.4000    F  610.832.8682